Exhibit 10(ii).19
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                     AMENDMENT AND WAIVER

                                            Dated as of June 27, 1995


              SECTION 2. Amendments to Equity Investors' Undertaking. The Equity Investors' Undertaking is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 5 hereof, hereby amended by deleting subsection (a) of Section 2 thereof in its entirety and replacing it with the following new subsection (a):

              (a) If on or after December 31, 1995, the Interest Coverage Ratio of the Borrower and its Subsidiaries is less than 2.0:1, the Equity Investors hereby unconditionally and jointly and severally agree to pay to the Borrower $10,000,000 in cash in U.S. dollars; provided, however, that, notwithstanding the foregoing, (i) MetPath and its Permitted Transferees(collectively, the "MetPath Group") shall not be required to make any such payment to the extent the amount of such payment, together with the amount of all other payments made by the Investor Groups (as hereinafter defined) under this Section 2(a) since the date of this Agreement, would exceed an aggregate amount of $10,000,000 and (ii) ITC and its Permitted Transferees (collectively, the "ITC Group" and, together with the MetPath Group, being, collectively, the "Investor Groups") shall not be required to make any such payment to the extent the amount of such payment, either (A) together with the amount of all other payments made by the ITC Group under this Section 2(a) and under Section 4.01 of the Shareholders Agreement since the date of this Agreement, would exceed an aggregate amount of $5,000,000 or (B) together with the amount of all other payments made by the Investor Groups under this Section 2(a) since the date of this Agreement, would exceed an aggregate amount of $10,000,000; and provided further, however, that ITC shall not be required to make any payment under this Section 2(a) at any time if, and to the extent that, the making of such payment (1) would exceed the amount required to cause the Fixed Charge Coverage Ratio of the Borrower and its Subsidiaries to be not less than 1.0:1 for any Rolling Period (on a pro forma basis after giving effect to such payment) occurring prior to the Termination Date or (2) is prohibited by the terms of any loan or credit agreement to which IT or ITX is a party. Any payment of funds to the Borrower in accordance with the immediately preceding sentence shall be (x) solely in consideration for the purchase by such Equity Investor of additional shares of the Borrower's Common Stock or other additional contributions to the owner's equity of the Borrower and (y) applied by the Borrower to prepay outstanding Term Advances under the Credit Agreement, such prepayment to be applied to the principal repayment installments thereof in direct order of maturity.

              SECTION 3. Payment and Application of Cash Contribution. The Cash Contribution shall, when made by MetPath or its Permitted Transferee, be understood for all purposes to have been made under Section 2(a) of the Equity Investors' Undertaking, as amended by this Amendment and Waiver, and MetPath or such Permitted Transferee shall be entitled to all of the rights and benefits of an Equity Investor thereunder with respect to each other party thereto to the extent of such Cash Contribution. The Cash Contribution shall be applied to prepay outstanding Term Advances under the Credit Agreement, such prepayment to be applied to the principal repayment installments thereof in direct order of maturity.